Exhibit 16(a)(5)(ii)

ACT TELECONFERENCING, INC.

ANNOUNCES AMENDMENT TO ITS ODD-LOT TENDER OFFER

July 10, 2007

DENVER – ACT Teleconferencing, Inc. (OTCBB: ACTT), an independent worldwide provider of audio, video and web-based conferencing products and services, announced today that it has filed with the Securities and Exchange Commission an amendment to its offer to purchase. As described in its offer to purchase, ACT is offering $5.00 for each share of its common stock held by shareholders that owned of record or beneficially 99 or fewer shares as of the close of business on June 6, 2007 and who continue to hold such shares through the expiration date of the offer. The offer will expire at 5:00 p.m. Eastern Daylight Time on July 18, 2007, unless otherwise extended or earlier terminated.

ACT’s Schedule 13E-3 filed in connection with its offer to purchase on June 13, 2007 and the amendment thereto and to the related offer to purchase filed therewith, which amendment was filed today with the Securities and Exchange Commission, may be obtained on the SEC’s website at www.sec.gov. Questions or requests for documents also may be directed to the Company, at (303) 233-3500 or Morrow & Co., Inc., the information agent for the offer, at (800) 607-0088.

The following details the changes made to the offer to purchase. Except as otherwise noted below, no other changes have been made to the offer to purchase and letter of transmittal previously mailed to shareholders on June 13, 2007:

(a)	The second paragraph of the cover page of the offer to purchase is hereby amended to read as follows:

This offer to purchase will expire at 5:00 p.m. (Eastern Daylight Time) on July 18, 2007, unless extended or earlier terminated. We may extend the offer at any time or terminate the offer at any time in our sole discretion if any of the conditions to the offer described below under the caption “Terms of the Offer – Conditions to the Offer” is not met.

(b)	The first two sentences under the question “How Much Time Do I Have To Tender My Shares?” on page 5 under the “Questions and Answers” section of the offer to purchase is hereby amended to read as follows:

You may tender your shares at any time until 5:00 p.m. (Eastern Daylight Time) on July 18, 2007. We may extend the offer at any time and may terminate the offer at any time in our sole discretion if any of the conditions to the offer described below under the caption “Terms of the Offer – Conditions to the Offer” is not met. We may also waive any unfulfilled condition in our sole discretion, and we will extend the expiration date of this offer to purchase if we have not filed with the Colorado Secretary of State by such date and time the amendment to our Amended and Restated Articles of Incorporation.

(c)	The last clause of the last sentence under the question “How Much Time Do I Have To Tender My Shares?” on page 5 under the “Questions and Answers” section of the offer to purchase is hereby amended to read as follows:

, and we mailed to our shareholders the definitive information statement concerning the amendment on or about June 27, 2007.

(d)	The answer to the question “Is The Offer Conditioned Upon Anything?” on page 5 under the “Questions and Answers” section of the offer to purchase is hereby amended to read as follows:

The offer is contingent as to each eligible shareholder upon such shareholder’s proper tender to the Company of all of the shares of common stock held either beneficially or of record by such shareholder. Partial tenders will not be accepted. In addition, the offer is conditioned upon the matters discussed below under the caption “Terms of the Offer – Conditions to the Offer.”

(e)	The carry-over paragraph at the top of page 15 under the caption “Determination of Fairness of Offer by our Board of Directors” of the offer to purchase is amended to delete the words “and estimates for 2007”.

(f)	The information set forth under the caption “Terms of the Offer – Conditions to the Offer” on page 17 of the offer to purchase is hereby amended to read as follows:

The offer is not conditioned on the receipt of tenders for any minimum number of shares. We will not accept any alternative, conditional or contingent tenders. Any tender of shares by any eligible shareholder must be for all shares of the Company’s common stock owned by such shareholder. We reserve the right in our discretion to reject any improper tender. If we fail at any time to exercise our rights, it shall not constitute a waiver of those rights.

Notwithstanding any other provision of the offer, the Company will not be required to accept for payment or pay for any shares tendered, and may terminate or amend and may postpone (subject to the requirements of the Exchange Act for prompt payment for or return of shares tendered) the acceptance for payment of shares tendered, if at any time after the date of this offer to purchase and at or before the expiration date of the offer any of the following shall have occurred:

(1) there shall have been instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that (a) challenges the acquisition of shares pursuant to the offer or otherwise in any manner relates to or affects the offer, or (b) in the reasonable judgment of the Company’s board of directors, could materially and adversely affect the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole;

(2) there shall have been any action pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or the Company or any of its subsidiaries, by any legislative body, court, authority, agency or tribunal which, in the board of directors’ reasonable judgment, would or could result in or have the ability to (a) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit consummation of the offer, (b) delay or restrict the ability of the Company, or render it unable, to accept for payment or pay for some or all of the shares, or (c) materially and adversely affect the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole;

(3) there shall have occurred (a) any change in the general political, market, economic or financial condition in the United States or abroad that could have a material adverse effect on the Company’s business, condition (financial or otherwise), income, operations, prospects or ability to obtain financing generally, (b) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, or (c) in the case of any of the foregoing existing at the time of the commencement of the offer, in the Company’s reasonable judgment, a material acceleration or worsening thereof;

(4) there shall have been tendered by eligible beneficial shareholders rather than record shareholders more than 10,000 shares of common stock in the aggregate; or

(5) there shall have occurred any event or events resulting in, or that may in the reasonable judgment of the Company’s board of directors result in, an actual material and adverse change in the business, condition (financial or otherwise), income, operations, stock ownership or prospects of the Company and, in the reasonable judgment of the Company’s board of directors, such event or events make it undesirable or inadvisable to proceed with the offer or with such acceptance for payment.

The foregoing conditions are for the reasonable benefit of the Company and may be asserted by the Company regardless of the circumstances (other than as a result of any action or inaction by the Company) giving rise to any of these conditions and any such condition may be waived by the Company, in whole or in part, at any time and from time to time in its reasonable discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of the right and each of these rights shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties. To the extent that the Company waives a material condition, the Company may extend the offer and/or distribute new offer materials as required by applicable SEC rules and regulations. The Exchange Act requires that all conditions to the offer must be satisfied or waived before the expiration date of the offer.

(g)	The first sentence of the first paragraph under the caption “Expiration and Extension of the Offer; Amendment” on page 17 of the offer purchase is hereby amended to read as follows:

This offer to purchase will expire at 5:00 p.m. (Eastern Daylight Time) on July 18, 2007, unless extended or earlier terminated. We may extend the offer at any time and may terminate the offer at any time in our discretion if the conditions identified under the caption “Terms of the Offer – Conditions to the Offer” are not met.

This press release is for informational purposes only and is not an offer to buy or a solicitation of an offer to sell any shares of ACT Teleconferencing, Inc.’s common stock. The offer is being made solely by the offer to purchase and the accompanying letter of transmittal, each dated June 13, 2007, and any amendments thereto.

Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see the section entitled “risk factors” under the heading “management’s discussion and analysis of financial condition and results of operations” in act’s annual report on form 10-k for the year ended December 31, 2006, as well as the company’s other filings with the securities and exchange commission. Act disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

ACT Teleconferencing, Inc.

Rick Fresia, Chief Financial Officer

Ph: (303) 233-3500

E-mail: rfresia@acttel.com